Exhibit 99.1

Scarce Funding Raises Pennsylvania's Interest in Competitive Bidding Alternative
March 30, 2017. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET) said a lack of overall funding to meet the Chesapeake Bay mandate is forcing Pennsylvania stakeholders to focus on low cost alternatives, like competitive bidding. Proposed cuts to EPA and federal funding for the Bay further emphasize the need for more cost-effective spending at the state level. Bion remains confident this need to 'do more with less' will translate to competitive bidding legislation being enacted in the Commonwealth's current legislative session.
Before the end of the 2015-16 session, PA Senate Bill 1401 was introduced to establish a competitive bidding program that would enable access to public funding for clean water solutions from the private sector, while substantially lowering costs for Pennsylvania's tax- and ratepayers. In the continuing dialogue among stakeholders, three key aspects of a competitive bidding program have resonated:
-	Transfers project risks from the public to the private-sector
Pennsylvania's current strategy calls for projects to be funded by the public; therefore, the public assumes the risks of those projects, such as cost, maintenance and performance. Private sector projects will sell nutrient credits to the public that are paid for only after the reductions are verified by PA Department of Environmental Protection, thereby transferring the risks to the private sector.
-	Importance of local environmental and public health benefits
The water Pennsylvania sends to the Bay reflects its own deteriorating water resources. It is becoming increasingly clear to stakeholders that this is no longer just a Bay issue, but also a local water quality issue. The Susquehanna River repeatedly makes the Pennsylvania Department of Environmental Protection's list of "impaired" streams. More than 140 drinking water supply systems in Lancaster County, PA, have had to implement some level of pretreatment due to nitrate contamination; costs, already substantial, will grow as levels increase.
Studies have found that the cost to remove nitrogen to meet drinking water standards is $16 to $40 per pound, which far exceeds the cost to remove it at its source. This and other local benefits, such as phosphorus removal, pathogen destruction, and water reuse, are provided at no additional cost by private sector manure control technologies, like Bion's, that simultaneously generate Bay credits at a savings of up to 80 percent.
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Offset crushing stormwater costs
Pennsylvania is faced with a mandate to reduce 3.5 million pounds of nitrogen through stormwater treatment that is estimated to cost $5.6 billion, potentially more. The EPA allows lower-cost verified credits, such as those Bion can produce, to be used to offset these requirements. Removing nitrogen from stormwater is one of the most expensive nutrient control solutions, so that offsetting these costs through competitive bidding would save Pennsylvania's tax- and ratepayers billions of dollars.

The Trump Administration has announced it intends to reduce EPA funding and cut or eliminate federal funding for Chesapeake Bay restoration. However, EPA head Scott Pruitt pledged in January to enforce the Bay mandates, calling the multi-state effort a model of federal-state cooperation. Reduced federal funding underscores the need for more cost-effective spending, which was the overwhelming consensus of a recent PA Joint Senate Committee Hearing on the state's Bay strategy. The editorial board from PennLive, the state's 'political paper' based in Harrisburg, wrote on March 10, "Government institutions alone haven't solved this. Let's not just accommodate the private sector, let's invite them to the table."
Craig Scott, Bion's communications director, stated, "Republican pollster Frank Luntz said, 'voters aren't asking for less government, they're not asking for a more limited government; whatever government they have, they want it to work.' It is clear that Pennsylvania's current clean water strategy needs to incorporate low cost private sector alternatives to reverse both the continuing deterioration of its interior fresh water resources, as well as its spiraling Bay mandate costs.
Legislative and administration leadership, as well as local stakeholders, recognize that the private-sector can be a powerful tool that can help solve the Commonwealth's Bay obligations cost-effectively, while also providing long-term solutions to interior water quality problems. Implementing an innovative strategy that provides high-impact environmental and public health solutions, reduces taxpayer cost, and provides jobs and growth in rural communities, meets that voter demand that government 'work'."

Bion Environmental Technologies' patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream. Nutrients and renewable energy can now be recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies to the producer. For more information, see Bion's website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'if adopted', 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact information:
Craig Scott
Director of Communications
303-843-6191 direct